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                                                                     Exhibit 5.1



                     [MIKOHN GAMING CORPORATION LETTERHEAD]


                                    December 14, 2001


Mikohn Gaming Corporation
920 Pilot Road
Las Vegas, Nevada 89119

     Re:   Registration Statement on Form S-4 for 11.875% Senior Secured Notes
            Due 2008, Series B, of Mikohn Gaming Corporation

Ladies and Gentlemen:

      I have examined the registration statement on Form S-4 (File No. 333-69880) (the "Registration Statement") to be filed by Mikohn Gaming Corporation, a Nevada corporation ("Mikohn"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the registration of the exchange offer (the "Exchange Offer") of up to $105,000,000 maximum aggregate principal amount of Mikohn's 11.875% Senior Secured Notes Due 2008, Series A (the "Old Notes"), for new 11.875% Senior Secured Notes Due 2008, Series B, containing substantially identical terms and in like principal amount (the "New Notes"). The New Notes will be offered under an Indenture, dated as of August 22, 2001 (the "Indenture"), among Mikohn, as issuer, each of its present and future subsidiaries, other than foreign subsidiaries, as guarantors and U.S. Bank, National Association (f/k/a Firstar Bank, National Association), as trustee (the "Trustee").

      I have examined the proceedings taken by Mikohn in connection with the authorization and issuance of the New Notes.

      This opinion is being furnished in accordance with the requirements of
Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

      Based upon such examination and upon such matters of fact and law as I deem relevant, I am of the opinion that when (i) the Registration Statement becomes effective and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the New Notes have been duly executed by Mikohn and authenticated by the Trustee in accordance with the provisions of the Indenture and have been delivered, then upon consummation of the Exchange Offer against receipt of the Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the New Notes will constitute the legal, valid and binding obligations of Mikohn, enforceable against Mikohn in accordance with their terms, except to the extent that enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity.

      I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, I do not thereby admit that I fall within the category of persons whose consent is required under Section 7 of the 1933 Act, the rules and regulations of the Securities and Exchange Commission adopted thereunder, or Item 509 of Regulation S-K.

                                    Very truly yours,



                                    /s/ CHARLES H. MCCREA, JR.
                                    -------------------------------------
                                    Charles H. McCrea, Jr.
                                    Nevada Bar #104